Trecora Resources Announces Reorganization with Focus on Execution & Annual Cost Savings of Approximately $2.5 mm

SUGAR LAND, Texas, December 13, 2018 /PRNewswire/ -- Trecora Resources (the ”Company”) (NYSE: TREC), a leading provider of high purity specialty hydrocarbons and waxes, today announced an employee reorganization at its South Hampton Resources facility in Silsbee, Texas.
“Trecora is dedicated to the safety of our employees, the reliability of our assets, the quality of our products and the overall competitiveness of our Company. Today, we are implementing a reorganization of our Silsbee, Texas facility to become a leaner organization, focused on execution that improves our cost position,” Mr. Quarles remarked. “This reorganization will have a direct and significant effect on our financial performance, resulting in an annual cost savings of approximately $2.5 million.”
The reorganization will result in a reduction of about 20% of the Silsbee, Texas workforce and a charge of approximately $400,000 in the fourth quarter 2018.
About Trecora Resources (TREC)
TREC owns and operates a facility located in southeast Texas, just north of Beaumont, which specializes in high purity hydrocarbons and other petrochemical manufacturing. TREC also owns and operates a leading manufacturer of specialty polyethylene waxes and provider of custom processing services located in the heart of the Petrochemical complex in Pasadena, Texas. In addition, the Company is the original developer and a 33.4% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.
Forward-Looking Statements
Statements in this press release that are not historical facts are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our belief, as well as, assumptions made by and information currently available to us. Because such statements are based upon expectations as to future economic performance and are not statements of fact, actual results may differ from those projected. These risks, as well as others, are discussed in greater detail in Trecora Resources' filings with the Securities and Exchange Commission, including Trecora Resources' Annual Report on Form 10-K for the year ended December 31, 2014, and the Company's subsequent Quarterly Reports on Form 10-Q. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release.
Investor Relations Contact:
Jean Marie Young
The Piacente Group, Inc.
212-481-2050
trecora@tpg-ir.com